CODE OF ETHICS WALTHAUSEN FUNDS & WALTHAUSEN & CO., LLC I. Statement of General Principles

     This Code of Ethics has been adopted by Walthausen Funds (the "Trust") and Walthausen & CO., LLC, the investment adviser (the "Adviser") to the Walthausen Small Cap Value Fund (the “Fund”), a series of Walthausen Funds, for the purpose of instructing all employees, officers, directors and trustees of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors and trustees owe a fiduciary duty to the Trust and its shareholders. Employees, officers, and directors of the adviser owe a fiduciary duty to all clients of the Adviser, including the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

The duty at all times to place your fiduciary obligations ahead of your own interests;

The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust, its shareholders, or the Adviser’s other clients.

     It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with Rule 17j-1 and Rule 204A-1 under the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, respectively. Under these rules, no Employee may:

Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

1

Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

Engage in any manipulative practice with respect to the Trust or any of its shareholders.

     Employees shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury. Employees shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees shall report any violations of this Code of Ethics promptly to the Compliance Officer.

II. Definitions

     A. Advisory Person: Any trustee, officer, general partner or Employee of the Trust or the Adviser to the Trust (or of any company in a control relationship to the Trust or the Adviser to the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship to the Trust or the Adviser to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Securities by the Fund.

     B. Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

     C. Compliance Officer: Mark Hodge

     D. Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

     E. Employee: all persons employed by the Trust or the Adviser.

     F. Employee Account: each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

     G. Access Persons: any Advisory Person of the Trust or of the Adviser to the Trust; and any supervised persons of the Adviser (as defined in the Advisers Act) who has access to

2

nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, or whose function relates to the making of any recommendation with respect to the purchase or sale of securities. All of the Adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the Adviser. All of the Trust’s trustees, officers, and general partners are presumed to be Access Persons of the Fund. The Adviser’s Compliance Officer will maintain a current list of all Advisory Persons.

     H. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Access Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

     I. Funds: Walthausen Small Cap Value Fund, a series of the Trust; any other investment company for which the Adviser acts as adviser; and any other registered investment company whose adviser or underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

     J. Related Entity: a partnership or other entity 1) in which persons unaffiliated with the Adviser or any Access Person (and not otherwise subject to this Code) participate and 2) to which the Adviser or an Access Person acts as adviser, general partner or other fiduciary.

     K. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     L. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality debt instruments, including repurchase agreements, and 6) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

     M. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

3

III. Personal Investment Guidelines

A. Personal Accounts:

     1. The Personal Investment Guidelines in this Section A do not apply to Exempt Transactions. Access Persons must remember that regardless of the transaction's status as exempt or not exempt, the Access Person's fiduciary obligations remain unchanged.

     2. While trustees of the Trust are Access Persons and are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

     3. A Securities Transaction effected on behalf of a Related Entity is subject to this Code because the Adviser or an Access Person has an interest in the Related Entity. While the Adviser and each Access Person is subject at all times to the fiduciary obligations described in this Code, paragraph 4 of this Section III does not apply to a Securities Transaction effected on behalf of a Related Entity.

     4. Except as provided in paragraph 3 of this Section III, Access Persons are required to obtain written approval from the CCO (or in his absence to a Managing Director) before purchasing or selling any restricted security, defined as any security held by any Walthausen & Co. client accounts, or any security with a market capitalization below $4 billion. This includes any stocks, bonds, notes, warrants, rights, options to shares and convertibles securities. A restricted securities list is maintained in the Walthausen & Co. shared network drive, accessible by all Access Persons. All Access Persons must refer to the restricted securities list before entering an order for any securities transactions to determine whether written approval is required. The restricted securities list will be updated promptly by the Head Trader to reflect any additions or deletions of related securities to the list. In the case of the CCO, a Managing Director shall provide approval.

     Access Persons are also required to obtain written approval from the CCO for any purchase or sale of shares in the Walthausen Small Cap Value Fund and the Dreyfus Select Managers Small Cap Value Fund.

     Approval is only valid on the day it is granted. Approval may be refused, after confirming with the trading desk, if it involves a security that is being purchased or sold by Walthausen & Co. on behalf of clients, or after confirming with the Portfolio Manager or Associate Portfolio Manager, if a security is being considered for purchase or sale, or if a transaction would breach the Access Person’s fiduciary responsibility to clients of the firm or create any appearance of impropriety.

4

B. Other Restrictions

     1. All covered persons are prohibited from either directly or indirectly acquiring beneficial ownership in any security in an initial public offering (IPO), or any limited offering or private placement.

     2. Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders. In the event that board service is authorized, Access Persons serving as directors will be isolated from other Access Persons making investment decisions with respect to the securities of the company in question.

     3. It is Walthausen & Co. policy that no employee may accept in excess of $100 per year in the form of gifts and gratuities.

IV. Compliance Procedures

A. Employee and Access Person Disclosure:

     1. All Employees and Access Persons will receive a copy of this Code of Ethics and any amendment.

     2. Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee and Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and each Access Person must disclose the following information as of a date no more than 45 days prior to the date the person became an Access Person: a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Access Person has a direct or indirect Beneficial Interest when the person became an Access Person, b) the name of any broker/dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date when the person became an Access Person, and c) the date the report is submitted.

     3. Annually, each Employee and Access Person must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Access Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Interest, b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person, and 3) the date the report is submitted.

5

B. Compliance:

     1. All Access Persons must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Access Person must report, no later than 30 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all transactions in which the Access Person acquired any direct or indirect Beneficial Interest in a Security, including Exempt Transactions but excluding transactions effected on behalf of a Related Entity or pursuant to an Automatic Investment Plan, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Securities Transaction Report shall also identify any security account established by the Access Person during the quarter with a broker, dealer or bank.

     2. The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Access Person has not violated the Code. The Access Person's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code. The Chief Compliance Officer’s trading confirmations and annual disclosure of securities holdings will be reviewed by either of the Adviser’s Managing Directors.

     3. If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with the Trust and or the Adviser.

     4. For purposes of reviewing the Securities Transactions permitted by paragraph 3 of Section III, the Compliance Officer will, on a quarterly basis, provide the Disinterested Trustees with a report which discloses all Securities Transactions effected on behalf of a Related Entity if to the Fund sold or purchased the same Security or Related Security on the same day. The report will disclose, for the Fund transaction and the Related Entity transaction, the name of the broker, number of shares, commission and price paid. The Compliance Officer will also disclose to the Disinterested Trustees the name of each Related Entity and the percentage of each Related Entity not owned by Access Persons or the Adviser, and report to the Disinterested Trustees any material change in such information.

     5. The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that certifies that the Trust and the Adviser have adopted procedures reasonably necessary to prevent Access Persons from violating the Code and that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.

Amended on January 25, 2010

6